CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-4 of our report dated March 8, 2016 relating to the financial statements of MEMBERS Life Insurance Company (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to MEMBERS Life Insurance Company being a member of a controlled group of affiliated companies and as such its results may not be indicative of those of a stand-alone entity), appearing in the Prospectus and in the Statement of Additional Information, which are a part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information which are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 6, 2016